February 22, 2024
Manager Directed Portfolios
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement, and any amendments thereto, of our opinion dated June 29, 2022 regarding the sale of Institutional Shares, Retirement Shares and Investor Shares of the Mar Vista Strategic Growth Fund, a series of Manager Directed Portfolios. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.